Exhibit 99.1
2010 Letter to Shareholders
Dear Shareholder:
Within days of accepting the role of president and CEO of Citizens Republic Bancorp, I wrote to you in our 2008 annual report noting the keys to our success during this economic cycle were to stay client focused, to maintain our capital position including enhancing our credit analytics, to protect and manage our liquidity position and to manage our expenses.
During that year, we executed on those plans with a specific focus on gaining a further understanding of our underlying credit metrics to better anticipate expected losses over the cycle. Our liquidity position remained strong and we grew clients while keeping controllable expenses down from the previous year.
In my 2009 update, I detailed the steps we took to ensure that we successfully navigated through the rest of this cycle, including the losses we anticipated, and position the bank for the future. We completed the debt exchange to further bolster our capital position and announced the sale of our Iowa franchise. In that letter, I noted that 2010 was expected to be a difficult year from a credit perspective as we continued to work through the troubled loans held by the bank.
2010 did indeed prove to be the difficult year we anticipated, but despite the difficulties, I am pleased with the work our bankers accomplished to further accelerate the bank back toward profitability. We reported a net loss for the year of $314.6 million or $0.80 per share, which was driven by $392.9 million of provision for loan losses expense.
In July of 2010, we entered into a written agreement with our primary regulators. The agreement required us to perform various assessments and submit a number of plans to our regulators. In most cases, the written agreement formalized steps that were already underway at the bank. While working under the written agreement, we’ll continue to have more frequent, formalized communications with our regulators and would need to obtain their approval in advance of taking certain actions, such as paying interest or dividends on subordinated debentures, trust preferred securities and common shares, or redeeming shares.
Our focus during 2010 was on four key areas: Pre-tax Pre-provision Profit, Capital Preservation, Liquidity and Balance Sheet Management, and Credit.
First, we improved our pre-tax pre-provision profit (PPP).* In 2010, this key non-GAAP measure grew 25%, or $27.7 million compared to 2009, ending the year at $137.5 million. The improvement in PPP was driven by an $18.5 million increase in net interest income. Net interest income increased from our successful efforts to improve loan spreads and manage our funding costs. Net interest margin increased 41 basis points reflecting our focused efforts despite the anticipated drop in loan balances from weak demand in this economy. We also made organizational changes at the end of 2009 to more efficiently manage and align our resources. This contributed to a $6.6 million reduction in our operating non-interest expenses for the year. Also contributing to our PPP improvement was a $2.5 million increase in non-interest income primarily from increases in our core banking fee income.
We continued to provide top-notch client service and grow our client base as well. In 2010, we added 30,000 new clients and maintained best in class retention rates. 86% of our clients would recommend Citizens, compared to an industry average for all banks at 82% and 69% at large banks.
During a year of weak loan demand and generally weak underlying credit factors, we approved over $1.8 billion in new and renewed loans. We maintained our credit underwriting standards, seeking strong credit-worthy borrowers and focusing on our commitment to lend in our communities.
Second, we preserved and enhanced our capital position. We completed the sale of our 11 branch Iowa franchise in the second quarter for $50 million in cash. Our continued balance sheet management activities since 2007 have resulted in a $3.8 billion decrease of risk weighted assets. We maintained our capital ratios above “well capitalized” while working through problem asset resolution activities during the year.
Third, we continued our disciplined approach toward maintaining a strong liquidity position. Our core deposits remained solid at $4.9 billion. Our clients’ deposits represent 84% of the bank’s funding and we continue to have significant untapped borrowing capacity. Our loan to deposit ratio ended the year at 80% from a high of 118% in 2007. Our stable funding sources and significant liquidity support our focus on lending as the economy continues to recover.
Fourth, we aggressively attacked our remaining credit issues and built strong reserves to support that activity. Since December 2009, our watch list is down 25%. Delinquencies are down 36% and are at their lowest level in four years. Non-performing assets are down 52%. In the third quarter, we announced efforts to actively move problem assets from the bank and made significant progress on that initiative in the fourth quarter.
We expect to substantially complete our problem asset resolution initiative in the early part of 2011. By completing that work, our level of loan loss reserves, while remaining conservative, should reflect the improving trends in non-performing assets, delinquencies and loans on our watch list. Improvement in our credit trends will allow the bank to regain profitability.
We will continue our focus on pre-tax pre-provision profit. We will seek loans from credit worthy borrowers and expect that pricing will be fiercely competitive to obtain new business and keep good clients. We will focus on generating non-interest revenue, but given recent legislation, we expect to face the same regulatory headwinds as other banks. We will continue our focus on decreasing expenses and expect reductions as the costs of carrying and maintaining problem assets go down.
As previously announced, we expect to return to quarterly profitability by the third quarter of 2011. Since the beginning of this very challenging cycle in 2008, our team has worked tirelessly, with a focus on the key items that would allow the bank to successfully emerge from this long difficult cycle: our clients, our capital, our liquidity, and our credit. By returning to sustainable profitability, we will be on a clear path to resuming dividend payments on our trust preferred securities and TARP Preferred Stock, reversing the allowance on our deferred tax assets, and rebuilding value for our shareholders.
As we return to reporting consistent profitable results, we will be in a position to examine options to repay our TARP loan. We expect to do that before the dividend rate on the TARP Preferred Stock increases at the end of 2013. We will seek alternatives to complete that repayment in ways that minimize shareholder dilution.
As Citizens celebrates its 140th year in 2011, we remain steadfast in our goal to return the bank to profitability and continue to rebuild the value of our franchise. Thank you for your continued support.
Cathleen H. Nash
President and Chief Executive Officer
March 2011
* See accompanying Form 10-K — Item 7 for a reconciliation of pre-tax pre-provision profit.
Discussions and statements in this letter that are not statements of historical fact, including without limitation, statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements regarding Citizens’ future financial and operating results, plans, objectives, expectations and intentions, are forward-looking statements that involve risks and uncertainties, many of which are beyond Citizens’ control or are subject to change. No forward-looking statement is a guarantee of future performance and actual results could differ materially. Factors that could cause or contribute to such differences include, without limitation, risks and uncertainties detailed from time to time in Citizens’ filings with the SEC, available at www.sec.gov., including those listed in its most recent annual report on Form 10-K. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows, financial position and prospects. While Citizens believes that its forward-looking statements are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements except as may be required by applicable law.